UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.  )

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AquaBounty Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
APRIL 28, 2020
The 2020 annual meeting of stockholders of AquaBounty Technologies, Inc. (“AquaBounty” or the “Company”) will be held on April 28, 2020, at 8:30 a.m. Eastern Time. This year, the annual meeting will be held entirely online due to the emerging public health impact of the coronavirus (COVID-19) outbreak and to support the health and well-being of our partners, employees, and stockholders. You will be able to attend and participate in the annual meeting by visiting www.meetingcenter.io/284357426, where you will be able to listen to the meeting live, submit questions, and vote. This year’s meeting is being held for the following purposes:

•
to elect eight directors to serve on our Board of Directors for a one-year term of office until the next annual meeting of stockholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

•	to ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

•
to approve our 2016 Equity Incentive Plan, as further amended (the “2016 Plan”), to increase the number of authorized shares of our common stock, $0.001 par value per share (“Common Stock”), issuable under the 2016 Plan from 900,000 to 1,900,000; and

•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 10, 2020, the record date, are entitled to notice of and to vote at the annual meeting.
Your vote is very important. Whether or not you plan to attend the annual meeting online, we hope you will vote as soon as possible. Please vote before the annual meeting using the internet; telephone; or by signing, dating, and mailing the proxy card in the pre-paid envelope, to ensure that your vote will be counted. Please review the instructions on each of your voting options described in the accompanying proxy statement. Your proxy may be revoked before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

Sincerely,

Sylvia Wulf President, Chief Executive Officer, and Director
Maynard, Massachusetts
March 19, 2020

i

2020 PROXY STATEMENT

2 Mill & Main Place, Suite 395
Maynard, Massachusetts 01754
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2020
General
This proxy statement is furnished to our stockholders in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held on April 28, 2020, at 8:30 a.m. Eastern Time. The meeting will be held via a live webcast available at www.meetingcenter.io/284357426, for the following purposes:

•
to elect eight directors to serve on our Board of Directors for a one-year term of office until the next annual meeting of stockholders, with each director to hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal;

•	to ratify the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020;

•	to approve the 2016 Plan, as further amended, to increase the number of authorized shares of our Common Stock issuable under the 2016 Plan from 900,000 to 1,900,000; and

•	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
NASDAQ Listing
On January 19, 2017, our common stock began “regular way” trading on the NASDAQ Capital Market.
Proxy Materials
A copy of our proxy materials is available, free of charge, on www.proxyvote.com, the Securities and Exchange Commission (“SEC”) website at www.sec.gov, and our corporate website at www.aquabounty.com. By referring to our website, we do not incorporate our website or any portion of that website by reference into this proxy statement.
If your shares are held in more than one account at a brokerage firm, bank, broker-dealer, or other similar organization, you may receive more than one copy of the proxy materials. Please follow the voting instructions on the proxy cards or voting instruction forms, as applicable, and vote all proxy cards or voting instruction forms, as applicable, to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible. If you are a registered holder, you can accomplish this by contacting our transfer agent, Computershare, at (800) 736-3001 or in writing to Computershare, PO. Box 30170, College Station, Texas 77842. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, you can accomplish this by contacting that organization.
Householding of Proxy Materials
Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report on Form 10‑K for the year ended December 31, 2019, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions. We will promptly deliver a separate copy of any of these documents to you if you write to us at 2 Mill & Main Place, Suite 395, Maynard, MA 01754, Attention: Corporate Secretary or call us at (978) 648-6000. If you want to receive separate copies of the Proxy Statement or Annual Report on Form 10‑K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.
Voting; Quorum
Our outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Common stockholders of record at the close of business on March 10, 2020, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting. On the record date, 31,985,365 shares of our common stock were issued and outstanding. Each share of common stock is entitled to one vote. The presence at the annual meeting, in person (via the live webcast) or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on March 10, 2020, will constitute a quorum.
All votes will be tabulated by the Inspector of Elections appointed for the annual meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Broker non-votes occur when a nominee, such as a brokerage firm or financial institution, that holds shares on behalf of a beneficial owner does not receive voting instructions from such owner regarding a matter for which such nominee does not have discretion to vote without such instructions. The rules applicable to brokerage firms and financial institutions permit nominees to vote in their discretion on routine matters in the absence of voting instructions from the beneficial holder. The ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm for the fiscal year ending December 31, 2020, is a routine matter. On non-routine matters, nominees cannot vote unless they receive instructions from the beneficial owner. The election of eight directors to serve on our Board of Directors and the approval of the 2016 Plan, as further amended, to increase the number of authorized shares of Common Stock available for issuance under the 2016 Plan are non-routine matters. Abstentions and broker non-votes are counted as present for purposes of determining whether there is a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining whether a proposal has been approved. See “Voting Procedure—Beneficial Owners of Shares Held in Street Name” below.
The election of directors will be by plurality vote of our outstanding shares of common stock represented in person (via the live webcast) or by proxy at the annual meeting and entitled to vote, and the eight nominees receiving the highest number of affirmative votes will be elected. Votes marked “withhold” and broker non-votes will not affect the outcome of the election, although they will be counted as present for purposes of determining whether there is a quorum.
Ratification of the appointment of Wolf & Company, P.C. requires the affirmative vote of holders of a majority of the shares of our common stock represented in person (via the live webcast) or by proxy at the annual meeting and entitled to vote on the matter. Abstentions with respect to this proposal will count as votes against this proposal.
Approval of the 2016 Plan, as further amended, to increase the number of authorized shares of Common Stock available for issuance under the 2016 Plan requires the affirmative vote of holders of a majority of the outstanding shares of common stock. Abstentions with respect to this proposal will count as votes against this proposal.
Voting Procedure
Stockholders of Record.  If your shares are registered directly in your name with our transfer agent, Computershare, you are a stockholder of record and you received the proxy materials by mail with instructions regarding how to view our proxy materials on the internet, how to receive a paper or email copy of the proxy materials, and how to vote by proxy. You can vote via the live webcast of the annual meeting available at www.meetingcenter.io/284357426 or by proxy. There are three ways stockholders of record can vote by proxy: (1) by telephone (by following the instructions on the proxy card, or by following the instructions on the internet); (2) by internet (by following the instructions provided on the proxy card); or (3) by mail, (by completing and returning the proxy card enclosed in the proxy materials prior to the annual meeting) or submitting a signed proxy card at the annual meeting. Unless there are different instructions on the proxy card, all shares represented by valid proxies (and not revoked before they are voted) will be voted as follows at the annual meeting:

•	FOR the election of each of the director nominees listed in Proposal One (unless the authority to vote for the election of any such director nominee is withheld);

•	FOR the ratification of the appointment of Wolf & Company, P.C. as our independent registered public accounting firm as described in Proposal Two; and

•	FOR the approval of the 2016 Plan, as further amended, to increase the number of authorized shares of our Common Stock available for issuance under the 2016 Plan as described in Proposal Three.
If you are a shareholder of record, you do not need to register to attend the annual meeting via the live webcast. To attend, just follow the instructions on the notice or proxy card that you received and use the password AQB2020. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
Beneficial Owners of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and such organization forwarded to you the proxy materials by mail. There are two ways beneficial owners of shares held in street name can vote by proxy: (1) by mail, by following the instructions on the voting instruction form; or (2) by internet, by following the instructions provided herein. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. If you do not provide such organization with specific voting instructions, under the rules of the various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If such organization does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” A broker non-vote will have the effects described above under “Voting; Quorum.”

If you are a beneficial owner of shares held in “street name” and wish to attend the annual meeting online, whether you intend to vote your shares at the meeting or not, you must register in advance to do so. To register, you must submit proof of your proxy power (legal proxy) reflecting your AquaBounty Technologies, Inc. holdings, along with your name and email address, to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 24, 2020. You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare as follows:
By email
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com
By mail
Computershare
AquaBounty Technologies, Inc. Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
To attend the annual meeting after you have registered, visit www.meetingcenter.io/284357426 and use the password AQB2020. We encourage you to access the meeting prior to the start time leaving ample time for the check in.
Although we do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement, if any other business is presented at the annual meeting, your signed proxy or your authenticated internet or telephone proxy, will give authority to each of David A. Frank and Angela M. Olsen to vote on such matters at his or her discretion.
YOUR VOTE IS IMPORTANT. PLEASE VOTE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON VIA THE LIVE WEBCAST.
You may revoke your proxy at any time before it is actually voted at the annual meeting by:

•	delivering written notice of revocation to our Corporate Secretary at 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754;

•	submitting a later-dated proxy; or

•	attending the annual meeting via the live webcast available at www.meetingcenter.io/284357426 and voting.
Your attendance at the annual meeting will not, by itself, constitute a revocation of your proxy. You may also be represented by another person attending the annual meeting by executing a form of proxy designating that person to act on your behalf.
Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial owner of our shares, but those shares are held of record by another person such as a brokerage firm or bank, then you must provide voting instructions to the appropriate record holder so that such person can vote the shares. In the absence of such voting instructions from you, the record holder may not be entitled to vote those shares.
Solicitation
This solicitation is made on behalf of our Board of Directors, and we will pay the costs of solicitation. Copies of solicitation materials will be furnished to banks, brokerage firms, and other custodians, nominees, and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners upon request. We will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to our stockholders. In addition to the solicitation of proxies by mail, our directors, officers, and employees may solicit proxies by telephone, facsimile, or personal interview. No additional compensation will be paid to these individuals for any such services. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur.
Stockholder Proposals for 2021 Annual Meeting
Stockholder proposals that are intended to be presented at our 2021 annual meeting of stockholders and included in our proxy statement relating to the 2021 annual meeting must be received by us no later than November 19, 2020, which is 120 calendar days before the anniversary of the date on which this proxy statement was first distributed to our stockholders. If the date of the 2021 annual meeting is moved more than 30 days prior to, or more than 30 days after, April 28, 2021, the deadline for inclusion of proposals in our proxy statement for the 2021 annual meeting instead will be a reasonable time before we begin to print and mail our proxy materials. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2021 annual meeting.
If a stockholder wishes to present a proposal at our 2021 annual meeting of stockholders and the proposal is not intended to be included in our proxy statement relating to the 2021 annual meeting, the stockholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”) for the annual meeting determined in accordance with our Amended and Restated Bylaws (“bylaws”) and comply with certain other requirements specified in our bylaws. Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than February 2, 2021, which is 45 calendar days prior to the first anniversary of the date on which we mailed the proxy materials for the 2020 annual meeting.
However, if we change the date of the 2021 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, April 28, 2021, stockholder proposals intended for presentation at the 2021 annual meeting, but not intended to be included in our proxy statement relating to the 2021 annual meeting, must be delivered to or mailed and received by our Corporate Secretary at 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754 no later than the close of business on the ninetieth calendar day prior to the 2021 annual meeting or the twentieth calendar day following the day on which public disclosure on the date of the 2021 annual meeting is first made (the “Alternate Date”). If a stockholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2021 annual meeting.
All notices of stockholder proposals submitted pursuant to our bylaws must include the following: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of the common stock of the Company that are owned by the stockholder proposing the business to be brought before the annual meeting; (iv) a description of all arrangements or understandings among the stockholder submitting the proposal, the beneficial owner on whose behalf the proposal is made, and any other person or persons in connection with the proposal and any material interest of such stockholder in the proposal; and (v) a representation that the stockholder submitting the proposal intends to appear in person or by proxy at the annual meeting to bring such business before the annual meeting.
We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s annual meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the annual meeting or any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL ONE:
ELECTION OF DIRECTORS
Our Board of Directors is comprised of eight directors who are elected for a one-year term to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. The nominees named below have agreed to serve if elected, and we have no reason to believe that they will be unavailable to serve. If, however, the nominees named below are unable to serve or decline to serve at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board of Directors. Unless a stockholder specifies otherwise, a returned, signed proxy will be voted FOR the election of each of the nominees listed below.
The following table sets forth information with respect to the persons nominated for re-election at the annual meeting:

Name	Age	Director Since	Position(s)
Richard J. Clothier	74	2006	Chairman of the Board of Directors
Alana D. Czypinski	34	-	Director Nominee
Theodore J. Fisher	49	-	Director Nominee
Richard L. Huber	83	2006	Director
Christine St.Clare	69	2014	Director
Rick Sterling	56	2013	Director
James C. Turk, Jr.	63	2013	Director
Sylvia Wulf	62	2019	Director, Chief Executive Officer, and President
Richard J. Clothier. Mr. Clothier has served as Chairman of the Board of Directors of AquaBounty since April 2006. He also has served as the Chairman of Robinson Plc from 2004 until 2018, of Spearhead International Ltd from 2005 to 2015, and of Exosect Ltd from 2013 to 2015. Mr. Clothier retired as Group Chief Executive of PGI Group Plc, an international agricultural products producer, following 20 years with Dalgety Plc, where he was chief executive officer of the genetics firm Pig Improvement Company until 1992 and then Group Chief Executive Officer until 1997. He holds a Bachelor of Science in Agriculture from Natal University and attended the Advanced Management Program at Harvard Business School. Mr. Clothier’s extensive experience, both as an executive in the food industry and as a director of public and private companies, provides considerable operating, strategic, and policy knowledge to our Board of Directors.
Alana D. Czypinski. Since 2006, Ms. Czypinski has been responsible for the day-to-day oversight and management of Professional Household Services LLC, a multi-state entity that provides services for a high net worth individual and family. Ms. Czypinski holds a B.A. in Management from Golden Gate University. Ms. Czypinski’s experience in management makes her well suited to service on our Board of Directors.
Theodore J. Fisher. Mr. Fisher serves as the Senior Managing Director of Third Security, LLC (“Third Security”), where he focuses on mergers, acquisitions, and other corporate transactions; governance; securities; and regulatory issues. Mr. Fisher joined Third Security in 2003 as a Managing Director and Associate General Counsel and served in those roles until February 2020. Mr. Fisher serves as Secretary and Treasurer of Genopaver, LLC, a position he has held since March 2013, and as a member of the company’s Joint Steering Committee since December 2014. Since December 2014, Mr. Fisher has served as Secretary and Treasurer of Persea Bio, LLC and as a member of the company’s Joint Steering Committee. Additionally, since February 2020, Mr. Fisher has served as Secretary of Eleszto Genetika, Inc.; as Vice President and Secretary of Oxitec UK Holdings, Inc.; as President and Secretary of Okanagan Produce Holdings, Inc.; and as President and Secretary of Fruit Orchard Holdings, Inc. Prior to joining Third Security, Mr. Fisher practiced law in the areas of capital markets and mergers and acquisitions at the law firm of Hunton & Williams LLP in Richmond, Virginia. He received his B.A. from the University of Virginia and his J.D. from the William & Mary School of Law.
Richard L. Huber. Mr. Huber joined the Board of Directors of AquaBounty after our public offering in 2006. Mr. Huber is the former Chairman, President, and Chief Executive Officer of Aetna, a major U.S. health insurer, and is currently an independent investor in a number of companies operating in a wide range of businesses, mainly in South America. Following a 40-year career in the financial services industry, Mr. Huber now serves as a director of Invina, SA, a non-public wine producer in Chile. Previously he served on the boards of Gafisa, the largest integrated residential housing developer in Brazil, and Antarctic Shipping, SA of Chile, as well as several other companies in the U.S. and elsewhere in the world. He holds a Bachelor of Arts in Chemistry from Harvard University. Mr. Huber brings unique knowledge and experience in strategic planning, organizational leadership, accounting, and legal and governmental affairs to our Board of Directors.
Christine St.Clare. Ms. St.Clare joined the Board of Directors of AquaBounty in May 2014. She retired as a partner of KPMG LLP (“KPMG”) in 2010, where she worked for a total of 35 years. While at KPMG, Ms. St.Clare worked as an Audit Partner serving publicly held companies until 2005, when she transferred to the Advisory Practice, serving in the Internal Audit, Risk and Compliance practice until her retirement; she also served a four-year term on KPMG’s Board of Directors. She currently serves on the board and chairs the Audit Committee of Tilray, Inc., a leading cannabis research and cultivation company. Ms. St.Clare served on the Board and chaired the Audit Committee of Fibrocell Science, Inc., a company that specializes in the development of personalized biologics, from 2013 until December 2019, when Fibrocell was sold and its board of directors dissolved. She also formerly served on the board of Polymer Group, Inc., a global manufacturer of engineered materials. Ms. St.Clare has a Bachelor of Science from California State University at Long Beach and has been a licensed Certified Public Accountant in California, Texas, and Georgia. Ms. St.Clare’s background in accounting and support of publicly held companies, as well as her experience with biotechnology, makes her well suited for service on our Board of Directors.
Rick Sterling. Mr. Sterling joined the Board of Directors of AquaBounty in September 2013. He is the Chief Financial Officer of Precigen, Inc. (“Precigen”; formerly Intrexon Corporation), a position he has held since 2007. Prior to joining Precigen, he was with KPMG, where he worked in the audit practice for over 17 years, with a client base primarily in the healthcare, technology, and manufacturing industries. Mr. Sterling’s experience includes serving clients in both the private and public sector, including significant experience with SEC filings and compliance with the Sarbanes-Oxley Act. He has a Bachelor of Science in Accounting and Finance from Virginia Tech and is a licensed Certified Public Accountant. Mr. Sterling’s background in audit and finance, as well as his experience with technology companies, make him well suited for service on our Board of Directors.
James C. Turk. Jr. Mr. Turk joined the Board of Directors of AquaBounty in February 2013. Mr. Turk has served as a partner in the law firm Harrison & Turk, P.C. since 1987, having practiced two years before that with other firms. He has previously served as a member of the board of directors for multiple companies and foundations including Precigen, the New River Community College Education Foundation, the Virginia Student Assistance Authorities, and Synchrony Inc. before it was acquired by Dresser-Rand in January 2012. He presently serves as a member of Roanoke/New River Valley Advisory Council of SunTrust Bank, a director of the Virginia Tech Athletic Foundation, and a member of the Roanoke College President’s advisory board. Mr. Turk received a Bachelor of Arts from Roanoke College and a Juris Doctor from Cumberland School of Law at Samford University. Mr. Turk’s legal background and his experience on multiple boards make him well qualified for service on our Board of Directors.
Sylvia Wulf. Ms. Wulf was appointed Executive Director, President, and Chief Executive Officer of AquaBounty as of January 1, 2019. Prior to joining AquaBounty, Ms. Wulf served as a Senior Vice President of US Foods, Inc., where she had been President of the Manufacturing Division since June 2011. Prior to US Foods, Ms. Wulf held senior positions in Tyson Foods, Inc., Sara Lee Corporation, and Bunge Corp. She is also currently on the Board of Directors and the Executive Committee of the National Fisheries Institute. Ms. Wulf was chosen for her experience in the food industry in North America, including its fish sector. Ms. Wulf received a B.S. in Finance from Western Illinois University and an MBA from DePaul University.
Corporate Governance Principles
We are committed to having sound corporate governance principles. Having such principles is essential to maintaining our integrity in the marketplace. Our Code of Business Conduct and Ethics and the charters for each of the Audit, Compensation, and Nominating and Corporate Governance (“NCG”) Committees are available on the investor relations section of our corporate website (www.aquabounty.com). A copy of our Code of Business Conduct and Ethics and the committee charters may also be obtained upon request to Corporate Secretary, AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754.
Code of Ethics
Our Code of Business Conduct and Ethics applies to all of our outside directors, officers, and employees, including, but not limited to, our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the NASDAQ listing standards.
Stockholder Communications with Directors
Stockholders may communicate with our directors by sending communications to the attention of the Chairman of the Board of Directors, the Chairperson of a committee of the Board of Directors, or an individual director via U.S. Mail or Expedited Delivery Services to our address at AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard, Massachusetts 01754. The Company will forward by U.S. Mail any such communication to the mailing address most recently provided by the Board member identified in the “Attention” line of the communication. All communications must be accompanied by the following information:

•	A statement of the type and amount of the securities of the Company that the submitting individual holds, if any;

•	Any special interest, other than in the capacity of security holder, of the submitting individual in the subject matter of the communication; and

•	The address, telephone number, and email address of the submitting individual.

Board Independence
As required by the Nasdaq listing rules, our Board of Directors evaluates the independence of its members at least once annually and at other appropriate times when a change in circumstances could potentially impact the independence or effectiveness of one of our directors.
In March 2019, our Board of Directors undertook a review of the composition of our Board of Directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, our Board of Directors has determined each of Messrs. Clothier, Huber, and Turk and Ms. St.Clare is an “independent director” as defined under Nasdaq Listing Rule 5605(a)(2). The remaining members of our Board of Directors may not satisfy these “independence” definitions because they are employed by AquaBounty or have been chosen by and/or are affiliated with our largest stockholder, TS AquaCulture LLC, in a non-independent capacity. Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the NCG Committee. As discussed below, each member of the Audit Committee satisfies the special independence standards for such committee established by the SEC and Nasdaq.
Board Leadership Structure and Role in Risk Oversight
Our Board of Directors understands that board structures vary greatly among U.S. public corporations, and our Board of Directors does not believe that any one leadership structure is more effective at creating long-term stockholder value. Our Board of Directors believes that an effective leadership structure could be achieved either by combining or separating the Chairman and Chief Executive Officer positions, so long as the structure encourages the free and open dialogue of competing views and provides for strong checks and balances. Specifically, the Board of Directors believes that, to be effective, the governance structure must balance the powers of the Chief Executive Officer and the independent directors and ensure that the independent directors are fully informed, able to discuss and debate the issues that they deem important, and able to provide effective oversight of management.
Currently, Ms. Wulf serves as our Chief Executive Officer and President, and Mr. Clothier serves as our Chairman of the Board of Directors. Our Board of Directors believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate for the company at this time because it allows Ms. Wulf to focus on operating and managing the company. At the same time, Mr. Clothier can focus on leadership of the Board of Directors, including calling and presiding over Board meetings and executive sessions of the independent directors, preparing meeting agendas in collaboration with the Chief Executive Officer, serving as a liaison and supplemental channel of communication between independent directors and the Chief Executive Officer, and serving as a sounding board and advisor to the Chief Executive Officer. Nevertheless, the Board of Directors believes that “one size” does not fit all, and the decision of whether to combine or separate the positions of Chairman and Chief Executive Officer will vary from company to company and depend upon a company’s particular circumstances at a given point in time. Accordingly, the Board of Directors will continue to consider from time to time whether the Chairman and Chief Executive Officer positions should be combined based on what the Board of Directors believes is best for our company and stockholders.
Our Board of Directors is primarily responsible for assessing risks associated with our business. However, our Board of Directors delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management our company’s policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs, and other matters. In addition, under the direction of our Board of Directors and certain of its committees, our legal department assists in the oversight of corporate compliance activities. The Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks.
Board Committees and Meetings
Our Board of Directors has determined that a board consisting of between six and ten members is appropriate and has currently set the number at eight members. Our Board of Directors will evaluate the appropriate size of our Board of Directors from time to time. Our Board of Directors has three standing committees: the Audit Committee, the Compensation Committee, and the NCG Committee, each of which operate pursuant to a written charter adopted by our Board of Directors.
During 2019, each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served. Members of the Board of Directors and its committees also consulted informally with management from time to time. Additionally, non-management Board members met in executive sessions without the presence of management periodically during 2019. We do not have a formal policy regarding board members’ attendance at our annual meetings of stockholders, but encourage them to do so; all did in 2019.
Audit Committee.  Messrs. Huber and Turk and Ms. St.Clare serve as members of our Audit Committee, and Ms. St.Clare serves as its chair. Each member of the Audit Committee satisfies the special independence standards for such committee established by the SEC and NASDAQ, as applicable. Ms. St.Clare is an “audit committee financial expert,” as that term is defined by the SEC in Item 407(d) of Regulation S-K. Stockholders should understand that this designation is an SEC disclosure requirement relating to Ms.

St.Clare’s experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation, or liability than otherwise is imposed generally by virtue of serving on the Audit Committee and/or our Board of Directors. Our Audit Committee is responsible for, among other things, oversight of our independent auditors and the integrity of our financial statements. Our Audit Committee held four meetings in 2019.
Compensation Committee.  Messrs. Clothier and Huber serve as members of our Compensation Committee, and Mr. Huber serves as its chair. Our Compensation Committee is responsible for, among other things, establishing and administering our policies, programs, and procedures for compensating our executive officers and board of directors. The Compensation Committee may only delegate its authority to subcommittees of its members. Our Compensation Committee held five meetings in 2019.
Compensation Committee Interlocks and Insider Participation.  None of our executive officers serves, or in the past has served, as a member of our Board of Directors or Compensation Committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is also an officer or employee of AquaBounty, nor have any of them ever been an officer or employee of AquaBounty.
Nominating and Corporate Governance Committee.  Mr. Clothier is the sole permanent member of our NCG Committee and serves as its chair, inviting other directors to participate in meetings of the Committee as necessary. Our NCG Committee is responsible for, among other things, evaluating new director candidates and incumbent directors and recommending directors to serve as members of our Board committees. Our NCG Committee held one meeting in 2019.
Director Nominees.  Our Board of Directors believes that the Board should be composed of individuals with varied, complementary backgrounds who have exhibited proven leadership capabilities within their chosen fields. Directors should have the ability to quickly grasp complex principles of business and finance, particularly those related to our industry. Directors should possess the highest personal and professional ethics, integrity, and values and should be committed to representing the long-term interests of our stockholders. When considering a candidate for director, the NCG Committee will take into account a number of factors, including, without limitation, the following: depth of understanding of our industry; education and professional background; judgment, skill, integrity, and reputation; existing commitments to other businesses as a director, executive, or owner; personal conflicts of interest, if any; diversity; and the size and composition of the existing Board. Although the Board of Directors does not have a policy with respect to consideration of diversity in identifying director nominees, among the many other factors considered by the NCG Committee are the benefits of diversity in board composition, including with respect to age, gender, race, and specialized background. When seeking candidates for director, the NCG Committee may solicit suggestions from incumbent directors, management, stockholders, and others. Additionally, the NCG Committee may use the services of third-party search firms to assist in the identification of appropriate candidates; no fees were paid for such services in 2019. The NCG Committee will also evaluate the qualifications of all candidates properly nominated by stockholders, in the same manner and using the same criteria. A stockholder desiring to nominate a person for election to the Board of Directors must comply with the advance notice procedures of our Amended and Restated Bylaws.
Director Compensation
We believe that the compensation we provide to our Board of Directors is both competitive and in line with that provided to boards of directors of similar companies in our industry. A survey of Nasdaq-listed biotechnology companies with minimal revenues and a market capitalization of less than $50 million confirmed that our compensation package was close to the average for the group.
For fiscal year 2019, the Chairman of our Board of Directors received annual compensation of £50,000 (approximately $65,925 using the pound sterling to U.S. Dollar spot exchange rate of 1.3185 published in The Wall Street Journal as of December 31, 2019), payable in one annual installment. He also received an annual grant of restricted shares of our common stock valued at £20,000 (approximately $26,318) (based on the fair market value on the date of grant), which vest over three years.
For fiscal year 2019, all non-employee directors, except for directors who are employees of Precigen per the Relationship Agreement described under “Related-Party Transactions, Policies, and Procedures—Other Agreements with Precigen—Relationship Agreement” received an annual cash retainer of $40,000, payable in one annual installment. The Chair of the Audit Committee received an additional $20,000, the Chair of the Compensation Committee received an additional $15,000, and members of a board committee, except for directors employed and appointed by Precigen per the Relationship Agreement, received an additional $5,000. All cash retainers are paid in one annual installment. All non-employee directors, except for directors employed and appointed by Precigen per the Relationship Agreement, received an annual grant of options to purchase 2,500 shares of our common stock (with an exercise price equal to the fair market value on the date of grant), with vesting after one year.

The following table discloses all compensation provided to the non-employee directors for the most recently completed fiscal year ended December 31, 2019:
Director Summary Compensation Table

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
R. Clothier (1)	65,925	26,318		92,243
R. Huber (2)	60,000		3,694	63,694
J. Perez (3)	—			—
C. St.Clare (2)	65,000		3,694	68,694
R. Sterling (3)	—			—
J. Turk (2)	45,000		3,694	48,694
Total	235,925	26,318	11,082	273,325

(1)	As of December 31, 2019, Mr. Clothier held 13,446 unvested restricted shares of our common stock.

(2)	As of December 31, 2019, each of Ms. St.Clare, Mr. Huber, and Mr. Turk held an unexercised option to purchase 5,800, 9,000, and 6,600 shares of our common stock, respectively.

(3)	Messrs. Perez and Sterling are employees of Precigen and do not receive any compensation from AquaBounty at this time.
For 2020, director cash compensation will be paid out on a quarterly, rather than annual, basis.
Vote Required
The vote of a plurality of our outstanding shares of common stock represented in person (via the live webcast) or by proxy at the annual meeting and entitled to vote is required to elect the eight director nominees to serve on our Board of Directors for a one-year term, to hold office until the next annual meeting of our stockholders or until removed from office in accordance with our bylaws. The nominees receiving the highest number of affirmative votes will be elected.
Recommendation of the Board of Directors
Our Board of Directors recommends that the stockholders vote FOR the election of the director nominees listed above.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm of Wolf & Company, P.C. (“Wolf”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and is asking the stockholders to ratify this appointment. A representative of Wolf is expected to be available via the live webcast of the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
In the event the stockholders fail to ratify the appointment of Wolf as our independent registered public accounting firm, the Audit Committee may reconsider its selection.
Principal Accountant Fees and Services
Wolf has served as our independent registered public accounting firm since 2011. The aggregate fees billed by Wolf for the professional services described below for the fiscal years ended December 31, 2019 and 2018, respectively, are set forth in the table below.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$182,800	$166,500
Tax Fees(2)	$11,750	$12,000
All Other Fees(3)	$34,500	$—
Total	$229,050	$178,500

(1)
For 2019 and 2018, represents fees incurred for the audit of our consolidated financial statements, as well as fees incurred for audit services that are normally provided by Wolf in connection with other statutory or regulatory filings or engagements.

(2)	For 2019 and 2018, represents fees incurred for tax preparation and tax-related compliance services.

(3)	For 2019, represents fees for services related to underwritten public offerings of our common stock in March and April of 2019 under our Form S-3 registration statement filed with the SEC in 2018.
Determination of Independence
The Audit Committee of the Board of Directors has determined that the provision by Wolf of the services covered under the heading “All Other Fees” above was compatible with Wolf maintaining its independence for the fiscal year ended December 31, 2019.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm, unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. The Audit Committee maintains a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. The Audit Committee has delegated to its Chair the authority to evaluate and approve service engagements on behalf of the full Audit Committee in the event a need arises for specific pre-approval between Audit Committee meetings. All of the audit, audit-related, tax services, and all other services provided by our independent registered public accounting firm for the 2019 fiscal year were approved by the Audit Committee in accordance with the foregoing procedures.
Vote Required
The affirmative vote of holders of a majority of the shares of our common stock represented in person (via the live webcast) or by proxy at the annual meeting and entitled to vote on the matter is required to ratify the appointment of Wolf to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Recommendation of the Board of Directors
Our Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Wolf to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

PROPOSAL THREE:
APPROVAL OF OUR 2016 EQUITY INCENTIVE PLAN, AS FURTHER AMENDED
Introduction
Our 2016 Equity Incentive Plan, adopted on March 11, 2016, and amended on April 30, 2019 (the “2016 Plan”), currently authorizes us to issue a total of 900,000 shares of Common Stock. On March 3, 2020, our Board of Directors determined that, following the issuance of several onboarding grants under the 2016 Plan to new members of management in 2019, the number of shares of Common Stock available for issuance under the 2016 Plan was insufficient to continue to attract, retain, and motivate our employees, consultants, and directors using equity compensation. Subject to stockholder approval, the Board of Directors therefore unanimously approved an amendment to the 2016 Plan to increase the number of shares of Common Stock authorized for issuance under the 2016 Plan from 900,000 shares to 1,900,000 shares (the “Plan Amendment”). In accordance with the General Corporation Law of the State of Delaware, we are hereby seeking approval of the Plan, as further amended by the Plan Amendment, by our stockholders.
The proposed Plan Amendment would delete Section 3(a) of the 2016 Plan and replace it with the following text:

a.    Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustment, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 1,900,000 shares (the “Share Reserve”).

No other changes to the 2016 Plan are being proposed, and the Plan Amendment would not modify the number of shares held by, or the rights of, existing stockholders or participants in the 2016 Plan.
Reasons for the Plan Amendment
Equity awards have been historically and, we believe, will continue to be, an integral component of our overall compensation program for our employees, directors, and consultants. Approval of the 2016 Plan, as further amended by the Plan Amendment, will allow us to continue to grant equity awards at levels we determine to be appropriate in order to attract new employees and directors, retain our existing employees and directors, and provide incentives for such persons to exert maximum efforts for our success. The 2016 Plan, as further amended, allows us to continue to utilize a broad array of equity incentives with flexibility in designing equity incentives, including stock option grants, stock appreciation rights, stock awards, and stock unit awards.
We believe it is critical for our long-term success that the interests of our employees and directors are tied to our success as “owners” of our business. The equity incentive programs we have in place are intended to build stockholder value by attracting and retaining talented employees and directors. We believe that we must continue to offer competitive equity compensation packages in order to retain and motivate the talent necessary for our continued growth and success. We carefully monitor the equity compensation and equity holdings of our employees, directors, and consultants, as well as the type of equity awards we grant, to ensure that these awards continue to provide incentives for the recipients to work toward our success. To date, stock options have been the primary component of our equity program, the only exception being the restricted stock received by our Chairman. The potential value of stock options is realized only if our share price increases, and so stock options provide a strong incentive for individuals to work to build stockholder value. During 2019, we strengthened our management team with the additions of David Melbourne as Chief Commercial Officer and Angela Olsen as General Counsel, and one-time equity grants were a key component in attracting individuals with their experience and talent. These grants substantially reduced the number of shares available for issuance under the 2016 Plan, and we are now looking to increase the number of available shares to meet future needs.
Of the 900,000 shares of Common Stock that are currently authorized to be issued under the 2016 Plan, as of March 13, 2020, 322,714 shares are issued and outstanding, 576,519 are issuable upon exercise of outstanding option grants, and 767 remain reserved for issuance. We have and we expect to continue to experience growth in personnel as we progress our business. If our stockholders do not approve the 2016 Plan, as further amended, we believe that we will be unable to successfully use equity as part of our compensation program, as most biotech companies do, putting us at a significant disadvantage. The Board believes that, if the 2016 Plan, as further amended by the Plan Amendment, is approved, the increase in the share reserve will leave sufficient reserves of authorized but unissued shares (i.e., 1,577,286 shares of Common Stock) for the purpose of future equity grants under the 2016 Plan for the foreseeable future. Therefore, we believe that approval of this request is in the best interest of our stockholders and our company.
Based solely on the closing price of our common stock as reported by NASDAQ on March 13, 2020, and the maximum number of shares that would have been available for awards as of such date under the 2016 Plan (taking into account the increase contemplated by the Plan Amendment), the maximum aggregate market value of the common stock that could potentially be issued under the 2016 Plan is $2.97 million.

Key Features Designed to Protect Stockholders’ Interests
The design of the 2016 Plan reflects our commitment to corporate governance and the desire to preserve stockholder value as demonstrated by the following features:

•
Independent Administrator. Our Board of Directors administers the 2016 Plan, and all compensation matters are approved by the Compensation Committee of the Board of Directors, which is comprised entirely on non-employee directors.

•	No Evergreen Feature. The maximum number of shares available for issuance under the 2016 Plan is fixed and cannot be increased without stockholder approval.

•
No Discount Awards; Maximum Term Specified. Stock options and stock appreciation rights must have an exercise price or base price no less than the fair market value on the date the award is granted (unless granted pursuant to an assumption of substitution for an existing award in connection with a change in control) and a term no longer than ten years’ duration.

•
Award Design Flexibility. Different kinds of awards may be granted under the 2016 Plan, giving us the flexibility to design our equity incentives to compliment the other elements of compensation and to support the attainment of our strategic goals.

•	No Tax Gross-ups. The 2016 Plan does not provide for tax gross-ups.

•	Fixed term. The 2016 Plan has a fixed term of ten years from its initial effective date, or March 11, 2026.
Summary of the 2016 Equity Incentive Plan
The following summary of the material provisions of the 2016 Plan, as further amended by the Plan Amendment, is not intended to be exhaustive and is qualified in its entirety by the terms of the 2016 Plan, which is included as Exhibit 10.6 to the Company’s Registration Statement on Form 10 filed on November 7, 2016; the terms of the 2019 amendment to the 2016 Plan, which is included as Exhibit 10.2 the Company’s Current Report on Form 8‑K filed on May 2, 2019; and the terms of the Plan Amendment, a copy of which is set forth as Appendix A hereto.
Shares Available Under the 2016 Plan. The 2016 Plan, as further amended, has a maximum share reserve of 1,900,000 shares of our common stock, subject to the permitted adjustments as explained below. Shares will return to the 2016 Plan, and will not reduce the number of shares available for issuance under the 2016 Plan, if the award: (1) expires or otherwise terminates without all of the shares covered by such award having been issued; (2) is settled in cash (i.e., the participant receives cash rather than stock); (3) is forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required to vest such shares in the participant; or (4) is reacquired by the Company in satisfaction of tax withholding obligations or as consideration for the exercise or purchase price of an award.
Administration. The 2016 Plan provides that the Board or a duly authorized committee thereof may administer the 2016 Plan (in such capacity, the “Administrator”). One or more of our officers may be empowered to designate employees to receive awards under the 2016 Plan and determine the size of any such awards (subject to certain limitations described in the 2016 Plan).
The Administrator determines which persons will receive awards, the number of shares subject to such awards, and the material terms and conditions of those awards, including the vesting, exercise, and delivery schedule for shares acquired under the awards. In addition, the Administrator may undertake an action that is treated as a repricing under generally accepted accounting principles, including reducing the exercise price to the then-current fair market value or canceling an outstanding underwater option in exchange for a new award or a cash payment. The Company will document these awards using forms approved by the 2016 Plan administrator. We may grant multiple awards to any participant, even if previously granted awards remain outstanding. The decisions of the Administrator are final and binding.
Eligibility. We may grant awards under the 2016 Plan to the officers, employees, directors, and consultants of the Company and its subsidiaries. As of March 13, 2020, approximately 68 individuals would have been eligible to participate in the Plan had it been effective on such date, which includes six executive officers, 58 employees who are not executive officers, and four non-employee directors.
Permitted Awards. Under the 2016 Plan, we may grant stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, and other awards whose value is determined by reference to shares of our common stock.
Stock Options. A stock option is the right to purchase shares of common stock at a price not less than the fair market value per share at the date of grant (except to the extent permitted by the U.S. Internal Revenue Code (the “Code”) in connection with the assumption of or substitution of an option for another option or stock appreciation right in connection with a change in control). No stock option may be exercisable more than ten years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. The aggregate number of shares of our common stock actually issued or transferred on the exercise of incentive stock options will not exceed 3,800,000 shares of our common stock.
SARs. An SAR is a right to receive the appreciation distribution payable on the exercise of the SAR in an amount not greater than the excess of (i) the fair market value of the share of vested common stock subject to such award on the date of the exercise of the SAR over (ii) the strike price. SARs may be settled in cash, in shares of common stock, or in any combination of the two. The strike price for an SAR is generally not less than the fair market value per share at the date of grant (except to the extent permitted by the Code in connection with the assumption of or substitution of an option for another option or stock appreciation right in connection with a change in control).
Restricted Stock. A grant of restricted stock involves the transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. A holder of restricted stock has voting, dividend, and other ownership rights in such shares. The transfer may be made without additional consideration or in consideration of a purchase price determined by the Administrator. Any dividends or other distributions paid with respect to unvested restricted stock will generally be subject to the same restrictions and risk of forfeiture as the underlying award.
RSUs. A grant of RSUs is the right to receive shares of common stock in the future, subject to any restrictions specified by the 2016 Plan administrator. During the restriction period and until shares are actually issued, the participant will have no rights of ownership in the shares of common stock. The Administrator may authorize the payment of dividend equivalents on RSUs, generally subject to the same restrictions and risk of forfeiture that apply to the underlying award.
Other Awards. The Administrator may, subject to limitations under applicable law, grant to any participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock.
Amendments. We may amend the 2016 Plan from time to time. If required by the rules of Nasdaq (or any other applicable securities exchange), we will seek stockholder approval of any Plan amendment that (i) would materially increase the benefits accruing to participants under the 2016 Plan, (ii) would materially increase the number of securities that may be issued under the 2016 Plan, (iii) would materially expand the class of participants under the 2016 Plan, or (iv) must otherwise be approved by the our stockholders to comply with applicable law or the rules of Nasdaq (or such other securities exchange).The Administrator has the right to effect, with the consent of any adversely affected participant, (A) the reduction of the exercise, purchase, or strike price of any outstanding award; (B) the cancellation of any outstanding award and the grant in substitution therefor of a new award, cash, or other valuable consideration; or (C) any other action that is treated as a repricing under generally accepted accounting principles.
Transferability. Except as otherwise determined by the Administrator, awards are generally not transferable by the participant except by will or the laws of descent and distribution. In no event may any award granted under the 2016 Plan be transferred for value.
Adjustments. In the event of a change in our common stock without the receipt of consideration by the Company through a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the 2016 Plan as the share reserve, (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, and (iii) the class(es) and number of securities and price per share subject to outstanding awards. The Board will make such adjustments, and its determination will be final, binding, and conclusive.
Change in Control. If we are subject to a change in control, the Administrator may: (i) arrange for the surviving corporation or acquiring corporation to assume or continue the award or to substitute a similar stock award (including, but not limited to, an award to acquire the same consideration paid to the stockholders of the Company in the transaction); (ii) arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of the award to the surviving corporation or acquiring corporation; (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, exercisability), with the award terminating if not exercised (if applicable) immediately prior to the effective time; (iv) arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the award; (iv) cancel or arrange for the cancellation of the award, to the extent not vested or not exercised, in exchange for such cash consideration, if any, as the Board, in its sole discretion, may consider appropriate; or (v) make a payment equal to the excess, if any, of (A) the value of the property the holder would have received on the exercise of the award immediately prior to the transaction over (B) any exercise price payable in connection with such exercise. For clarity, this payment may be zero if the fair market value of the property is equal to or less than the exercise price. The Board need not take the same action or actions with respect to all awards or portions thereof or with respect to all participants.
Claw-Back Provisions. All awards granted under the 2016 Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts or is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law (e.g., the Dodd- Frank Wall

Street Reform and Consumer Protection Act). In addition, the Board may impose such other clawback, recovery, or recoupment provisions in an award agreement as the Board determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired shares of or other cash or property on the occurrence of cause.
Effective Date and Termination. The 2016 Plan became effective as of March 11, 2016, subject to the approval of our stockholders (the “Effective Date”). No grant will be made under the 2016 Plan after March 11, 2026, the tenth anniversary of the Effective Date. All grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2016 Plan.
New Plan Benefits
Because the grant of awards under the 2016 Plan is within the discretion of the Administrator, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the 2016 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the 2016 Plan, the following table provides information concerning the benefits that were received by the following persons and groups during 2019 under the 2016 Plan: each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement); all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options			Stock Awards
Name and Position	Average Exercise Price ($)		Number of Awards (#)	Dollar Value ($)[1]		Number of Awards (#)
Sylvia A. Wulf, President and Chief Executive Officer	2.22		150,000	350,000		164,088
Ronald L. Stotish, Chief Technology Officer[2]	2.22		50,000	—		—
David A. Frank, Chief Financial Officer and Treasurer	2.22		20,000	—		—
Alejandro Rojas, Chief Operating Officer	2.22		30,000	—		—
All current executive officers, as a group	2.23	(3)	306,000	420,000		194,121
All current directors who are not executive officers, as a group	2.11	(3)	7,500	26,318	(4)	12,473
All current employees who are not executive officers, as a group	—	(3)	—	—		—

(1)
The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10‑K for the fiscal year ended December 31, 2019, filed with the SEC on March 10, 2020.

(2)	Dr. Stotish retired from the Company on June 30, 2019.

(3)	Represents the weighted-average exercise price for the group.

(4)	Represents the aggregate grant date fair value for the group.
Tax Aspects Under the Code
The following is a summary of the principal federal income tax consequences of certain transactions under the 2016 Plan. It does not describe all federal tax consequences under the 2016 Plan, nor does it describe state or local tax consequences.
Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.
If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards. The Company generally will be entitled to a tax deduction in connection with other awards under the 2016 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests, or becomes non-forfeitable, unless the award provides for a further deferral.
Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Effectiveness of the Plan Amendment
If the 2016 Plan, as further amended, is approved by our stockholders, it will become effective immediately. If this proposal is not approved, the 2016 Plan would remain unchanged, and the number of authorized shares of Common Stock issuable under the 2016 Plan would remain 900,000. Other than as described herein, this proposed Plan Amendment effects no other changes to the 2016 Plan.
Vote Required
The vote of a majority of our outstanding shares of common stock is required to approve the 2016 Plan, as further amended by the Plan Amendment, to increase the number of authorized shares of Common Stock available for issuance under the 2016 Plan to 1,900,000.
Recommendation of the Board of Directors
Our Board of Directors recommends that the stockholders vote FOR the approval of the 2016 Plan, as further amended by the Plan Amendment, to increase the number of authorized shares of Common Stock available for issuance under the 2016 Plan to 1,900,000.

OTHER MATTERS
We do not know of any matters to be presented at the 2020 annual meeting of stockholders other than those mentioned in this proxy statement. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

OWNERSHIP OF SECURITIES
The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 13, 2020, by (i) each person who, to our knowledge, beneficially owns 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each named executive officer (as listed in the Summary Compensation Table, which appears later in this proxy statement), and (iv) all current directors and executive officers as a group. None of the shares reported as beneficially owned by our directors or executive officers are currently pledged as security for any outstanding loan or indebtedness.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. The table lists applicable percentage ownership based on 32,085,684 shares of our common stock outstanding as of March 13, 2020. The number of shares beneficially owned includes shares of our common stock that each person has the right to acquire within 60 days of March 13, 2020, including upon the exercise of stock options or warrants. These stock options and warrants are deemed outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by such person but are not deemed outstanding for the purpose of computing the percentage of outstanding shares of our common stock owned by any other person.

Name and address of beneficial owner(1)	Number of Shares Beneficially Owned	Percent of Class
Randal J. Kirk(2) The Governor Tyler 1881 Grove Avenue Radford, Virginia 24141	14,251,753	44.6%
LLF Financial S.A.(3) 23 Rue Aldringen Luxembourg, Luxembourg L-1118	3,161,192	9.9%
Archon Capital Management LLC(4) 1100 19th Avenue E Seattle, Washington 98112	1,812,100	5.7%

Sylvia A. Wulf	352,021	1.1%
Ronald L. Stotish	216,274	*
David A. Frank	113,861	*
Alejandro Rojas	85,740	*
Richard J. Clothier	75,883	*
Alana D. Czypinski	436	*
Theodore J. Fisher	388	*
Richard L. Huber	38,229	*
Jeffrey Perez	—	*
Christine St.Clare	13,718	*
Rick Sterling	95	*
James C. Turk	19,482	*
Executive officers and directors as a group (14 persons)	799,960	2.5%

*	Indicates beneficial ownership of less than one percent of the total outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o AquaBounty Technologies, Inc., 2 Mill & Main Place, Suite 395, Maynard, MA 01754.

(2)
Based solely on a Schedule 13D/A filed on February 18, 2020, by Randal J. Kirk; Third Security; TS AquaCulture LLC (“TS AquaCulture”); and TS Biotechnology Holdings, LLC (“TS Biotechnology”), TS AquaCulture owns 8,239,199 shares of our common stock, or approximately 25.8% of our outstanding shares, and TS Biotechnology owns 5,175,000 shares of our common stock, or approximately 16.2% of our outstanding shares. In addition, entities controlled by Mr. Kirk, including Third Security and its affiliates other than TS AquaCulture and TS Biotechnology, currently hold 837,554 shares of our common stock, or approximately 2.6% of our outstanding shares. TS AquaCulture and TS Biotechnology are managed by Third Security, and TS AquaCulture is successor-in-interest to Precigen under the Relationship Agreement. See “Related-Party Transactions, Policies, and Procedures—Relationship Agreement with TS AquaCulture.” Based on these holdings, Mr. Kirk, Third Security’s Chief Executive Officer and Senior Managing Director, has reported control over approximately 44.6% of our outstanding shares.

(3)
Based solely on a Schedule 13G filed on February 25, 2020, by Sopica Special Opportunities Fund LTD (”SSOF”), Sopica Global Retail Growth Fund LTD (“SGRGF”), and LLF Financial S.A. (“LLFF”), SSOF owns 511,192 shares of our common stock, or approximately 1.6% of our outstanding shares, and SGRGF owns 2,650,000 shares of our common stock, or approximately 8.3% of our outstanding shares. LLFF is the investment manager for, and holds all of the management shares of, each of SSOF and SGRGF and reports control over approximately 9.9% of our outstanding shares. Messrs. Yuriy Lopatynskyy and Henndiy Lopatynskyy each own half of the equity interests in LLFF.

(4)
Based solely on a Schedule 13G/A filed on February 13, 2020, by Archon Capital Management LLC, Constantinos Christofilis, and Strategos Fund, L.P., Strategos Fund, L.P. owns 1,200,110 shares of our common stock, or approximately 3.8% of our outstanding shares, and its General Partner, Archon Capital Management LLC, owns an additional 611,990 shares of our common stock, or approximately 1.9% of our outstanding shares. Constantinos Christofilis serves as the Managing Member of Archon Capital Management LLC.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
AquaBounty Technologies, Inc. is an “emerging growth company,” as defined under the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this proxy statement and have elected to comply with the reduced disclosure requirements applicable to emerging growth companies. In preparing to become a public company, we conducted a thorough review of all elements of our executive and director compensation program, including the function and design of our equity incentive programs. We are evaluating the need for revisions to our executive compensation program to ensure our program is competitive with those of the companies with which we compete for executive talent and is appropriate for a public company.
Executive Officers
The tables and discussion below present compensation information for our chief executive officer; our two other most highly compensated officers for the year ended December 31, 2019 (“fiscal year 2019”); and our most highly compensated employee for the fiscal year who would have otherwise been one of the two most highly compensated officers for fiscal year 2019 had he been an officer as of December 1, 2019, all of whom we refer to collectively as our named executive officers. These officers are:

Name	Age	Positions
Sylvia A. Wulf	62	Chief Executive Officer and President
Ronald L. Stotish	70	Chief Technology Officer*
David A. Frank	59	Chief Financial Officer and Treasurer
Alejandro Rojas	58	Chief Operating Officer, AquaBounty Farms
* Dr. Stotish retired from the Company on June 30, 2019.
Summary Compensation Table
The following table provides certain summary information concerning the compensation earned by our named executive officers in the fiscal years ended December 31, 2019 and 2018.

Name and Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	All other Compensation ($) (4)	Total ($)
S. Wulf	2019	375,000		350,000	240,825	8,172	973,997
CEO and President	2018	—	—	—	—	—	—
R. Stotish	2019	469,309	100,000	—	80,275	7,393	656,977
CTO (retired 2019)	2018	365,148	—	—	100,000	6,968	472,116
D. Frank	2019	275,600		—	32,110	7,203	314,913
CFO and Treasurer	2018	275,600	—	—	25,000	6,953	307,553
A. Rojas	2019	228,900		—	48,165	5,204	282,269
COO, AquaBounty Farms	2018	228,900	—	—	50,000	5,003	283,903

(1)	Represents salaries before any employee contributions under our 401(k) plan.

(2)
Represents discretionary cash incentive awards during the applicable fiscal year. The amount earned for fiscal year 2019 has not yet been determined for any individual other than Dr. Stotish and is expected to be determined and paid in the first quarter of 2020.

(3)
The Option Awards included for each individual consists of stock option awards granted under the 2016 Plan. The value for each of these awards is its grant date fair value calculated by multiplying the number of shares subject to the award by the fair value of the stock option award on the date such award was granted, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10‑K for the fiscal year ended December 31, 2019, filed with the SEC on March 10, 2020.

(4)	Amounts in this column reflect 401(k) matching contributions.
In fiscal year 2019, we paid base salaries to Ms. Wulf, Dr. Stotish, Mr. Frank, and Dr. Rojas of $375,000, $469,309, $275,600, and $228.900, respectively. As of December 31, 2018, the base salaries of Dr. Stotish, Mr. Frank and Dr. Rojas were $365,148, $275,600, and $228.900, respectively; Ms. Wulf was not an employee of the Company until January 1, 2019. Base salaries are used to recognize the experience, skills, knowledge, and responsibilities required of all of our employees, including our named executive officers. Certain of our named executive officers are currently party to an employment agreement that provides for the continuation of certain compensation upon termination of employment. See “–Employment Agreements.”

Our Board of Directors may, at its discretion, award bonuses to our named executive officers from time to time. We typically establish bonus targets for our named executive officers and evaluate their performance based on the achievement of specified company and individual goals and objectives. Our management may propose bonus awards to the Compensation Committee of the Board of Directors primarily based on such achievements. Our Board of Directors makes the final determination of the eligibility requirements for and the amounts of such bonus awards. Our Board of Directors has not yet made bonus determinations with respect to fiscal year 2019, other than for Dr. Stotish, who retired on June 30, 2019.
Although we do not have a formal policy with respect to the grant of equity incentive awards to our executive officers, or any formal equity ownership guidelines applicable to them, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the ownership interests of our executives and our stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.
Outstanding Equity Awards at Fiscal Year End
The following table provides certain summary information concerning outstanding equity awards held by our named executive officers as of December 31, 2019.

		Option Awards (1)
		Number of securities underlying unexercised options
Name and Position	Grant Date	Exercisable	Unexercisable		Option Exercise Price	Option Expiration Date
S. Wulf	April 30, 2019	87,945	62,055	(2)	$2.22	April 30, 2029
CEO and President
R. Stotish	January 11, 2011	16,667			$6.90	January 10, 2021
CTO (retired in 2019)	January 20, 2014	6,667			$23.40	January 20, 2024
	April 21, 2017	20,000		(3)	$14.20	April 21, 2027
	February 27, 2018	60,606		(4)	$2.50	February 27, 2028
	April 30, 2019	50,000		(2)	$2.22	April 29, 2029
D. Frank	January 11, 2011	5,000			$6.90	January 11, 2021
CFO and Treasurer	April 27, 2013	6,667			$7.50	April 27, 2023
	January 20, 2014	6,667			$23.40	January 20, 2024
	April 21, 2017	9,166	834	(3)	$14.20	April 21, 2027
	February 27, 2018	15,152		(4)	$2.50	February 27, 2028
	April 30, 2019	11,726	8,274	(2)	$2.22	April 30, 2029
A. Rojas	January 20, 2014	6,667			$23.40	January 20, 2024
COO, AquaBounty Farms	April 21, 2017	5,500	500	(3)	$14.20	April 21, 2027
	February 27, 2018	30,303		(4)	$2.50	February 27, 2028
	April 30, 2019	17,589	12,411	(2)	$2.22	April 30, 2029

(1)	Unless otherwise set forth below, each option was granted pursuant to the 2006 Plan and vests over three years on a daily basis following the grant date.

(2)	This option was granted pursuant to the 2016 Plan. Subject to continued service, vesting shall occur monthly over one year, ending April 30, 2020.

(3)
This option was granted pursuant to the 2016 Plan. Subject to continued service, vesting shall occur monthly over three years, ending February 27, 2020, with the first year’s vesting prorated between April 22, 2017, and February 27, 2018.

(4)	This option was granted pursuant to the 2016 Plan and has fully vested.
Employment Agreements
We have entered into employment agreements with each of Ms. Wulf, Dr. Rojas, and Mr. Frank. Each agreement provides for the payment of a base salary; an annual bonus based on a percentage of the executive’s salary, determined at the discretion of our Board of Directors based on achievement of financial targets and other performance criteria; and certain other forms of benefits and compensation. Ms. Wulf’s agreement also included a one-time grant of an option to purchase 150,000 shares of our common stock and restricted shares of our common stock worth $350,000. Each agreement also contains confidentiality and noncompetition provisions. In addition, under each agreement, we may terminate the employee’s employment without notice or payment at any time for cause.

Sylvia Wulf
The employment agreement with Ms. Wulf will remain in effect unless and until terminated in accordance with the terms and conditions set forth in the agreement. Ms. Wulf’s agreement provides that employment may be terminated by either us or Ms. Wulf with no less than thirty days’ notice to the other party. If Ms. Wulf’s employment is terminated by us without cause or by her for good reason, as those terms are defined in her employment agreement, Ms. Wulf would be paid one year of continued base salary, starting on the date of termination. Ms. Wulf’s agreement also provided for 100% acceleration of her stock option and restricted share grants upon the occurrence of a change in control (as such term is defined in her employment agreement).
Dr. Alejandro Rojas
Dr. Rojas’ agreement provides that employment may be terminated by us after giving to Dr. Rojas not less than twelve months’ notice, and by Dr. Rojas after giving to us not less than one month’s notice. During these notice periods, we have the right to terminate employment prior to expiration of the notice period by paying Dr. Rojas a sum equal to his base salary and benefits during the notice period.
David Frank
Mr. Frank’s agreement provides that employment may be terminated by either us or him after giving the other not less than twelve months’ notice. During these notice periods, we have the right to terminate employment prior to expiration of the notice period by paying Mr. Frank a sum equal to his base salary and benefits during the notice period.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership (Forms 3, 4, and 5) with the SEC. Executive officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all of the forms that they file.
Based solely on our review of these reports or written representations from certain reporting persons, we believe that during fiscal year 2019, our officers, directors, greater than 10% beneficial owners, and other persons subject to Section 16(a) of the Exchange Act filed on a timely basis all reports required of them under Section 16(a), with the exception of one Form 4 that was not timely filed on behalf of Ms. Olsen with respect to an onboarding grant of an option to purchase our common stock.
AquaBounty Technologies 2016 Equity Incentive Plan
The 2016 Plan was first adopted by our Board of Directors and our stockholders in April 2016. The 2016 Plan provides for the issuance of incentive stock options to our employees and non-qualified stock options and awards of stock appreciation rights, restricted stock, restricted stock units, and other stock awards to our directors, officers, employees, and consultants.
Under the 2016 Plan, we reserved 900,000 shares of common stock. The number of shares of common stock reserved for issuance is subject to automatic adjustment in the event of a stock split, stock dividend, or other change in our capitalization. Shares of common stock underlying any awards that are forfeited, canceled, withheld upon exercise an of option or settlement of an award to cover the exercise price or tax withholding, reacquired by us, or otherwise terminated (other than by exercise) will be added to the shares of common stock available for issuance under the 2016 Plan.
In accordance with the terms of the 2016 Plan, the Compensation Committee of the Board of Directors administers the 2016 Plan and, subject to any limitations, approves the recipients of awards and determines, among other things:

•	the number of shares of our common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options (subject to certain limitations set forth in the plan);

•	the methods of payment of the exercise price of options;

•
the number of shares of our common stock subject to any restricted stock awards and the terms and conditions of those awards, including the price (if any), restriction period (subject to certain limitations set forth in the plan), and conditions for repurchase (with respect to restricted stock awards);

•
the number of shares of our common stock subject to any restricted stock unit awards and the terms and conditions of those awards, including the vesting schedule, the consideration (if any) to be paid by the recipient, and the settlement of the award upon vesting; and

•
the number of shares of our common stock subject to any stock appreciation right awards and the terms and conditions of those awards, including the vesting schedule, exercise price, and payment terms (subject to certain limitations set forth in the plan).

In the event of a change in control, as defined in the 2016 Plan, awards under the 2016 Plan may be assumed, continued, or substituted by the acquirer, accelerate the vesting of outstanding awards or cancel outstanding awards in exchange for such consideration as the Board, in its discretion, deems appropriate.
Our board of directors may amend or discontinue the 2016 Plan or may amend or cancel outstanding awards, but no such action may adversely affect rights under an award without the holder’s consent. The compensation committee is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants without stockholder approval. Certain amendments to the 2016 Plan require the approval of our stockholders.
The 2016 Plan will terminate and no incentive stock options may be granted after the date that is ten years from the date the Board approved the 2016 Plan.
As of December 31, 2019, there were options to purchase an aggregate of 479,561 shares of our common stock outstanding under the 2016 Plan at a weighted-average price of $3.60.
AquaBounty Technologies 2006 Equity Incentive Plan
The 2006 Plan was first adopted by our Board of Directors and our stockholders in June 2007. The 2006 Plan provided for the issuance of stock options and awards of stock appreciation rights, restricted stock, deferred stock, and other stock awards to our directors, officers, employees, and consultants. In accordance with the terms of the 2006 Plan, the Compensation Committee of the Board of Directors administered the 2006 Plan and, subject to any limitations, approved the recipients of awards and determined, among other things:

•	the number of shares of our common stock covered by options and the dates upon which those options become exercisable;

•	the exercise prices of options;

•	the duration of options (subject to certain limitations set forth in the plan);

•	the methods of payment of the exercise price of options;

•
the number of shares of our common stock subject to any restricted stock awards and the terms and conditions of those awards, including the price (if any), restriction period (subject to certain limitations set forth in the plan), and conditions for repurchase (with respect to restricted stock awards);

•
the number of shares of our common stock subject to any restricted stock unit awards and the terms and conditions of those awards, including the vesting schedule, the consideration (if any) to be paid by the recipient, and the settlement of the award upon vesting; and

•
the number of shares of our common stock subject to any stock appreciation right awards and the terms and conditions of those awards, including the vesting schedule, exercise price, and payment terms (subject to certain limitations set forth in the plan).

Under the 2006 Plan, we had reserved 185,591 shares of common stock.
In the event of a change of control, as defined in the 2006 Plan, all awards under the 2006 Plan, subject to the reasonable discretion of the Board of Directors, will become vested and exercisable.
Our board of directors may amend or cancel outstanding awards at any time, but no such action may adversely affect rights under an award without the holder’s consent. The 2006 Plan terminated in March 2016.
As of December 31, 2019, there were options to purchase an aggregate of 94,364 shares of our common stock outstanding under the 2006 Plan at a weighted-average exercise price of $11.74 per share. The 2006 Plan terminated on March 18, 2016, and the Board of Directors has ceased making awards under the 2006 Plan; accordingly, there are no shares of our common stock reserved for future awards under the 2006 Plan.
401(k) Plan
We provide an employee retirement plan under Section 401(k) of the Internal Revenue Code (the “401(k) plan”), to all U.S. employees who are eligible employees as defined in the 401(k) plan. Subject to annual limits set by the Internal Revenue Service, we match 50% of eligible employee contributions up to a maximum of 3% of an employee’s salary, and vesting in our match is immediate. We made contributions in connection with the 401(k) plan during the years ended December 31, 2019 and 2018, of $63,604 and $43,866, respectively.
Registered Retirement Savings Plan
We also have a Registered Retirement Savings Plan for our Canadian employees. Subject to annual limits set by the Canadian government, we match 50% of eligible employee contributions up to a maximum of 3% of an employee’s salary, and vesting in our match is immediate. We made contributions in connection with this plan during the years ended December 31, 2019 and 2018, of $28,474 and $25,900, respectively.
Indemnification of Officers and Directors
We have agreed to indemnify our directors and officers in certain circumstances. See “Related-Party Transactions, Policies, and Procedures—Agreements with Our Directors and Executive Officers.”
Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the section captioned “Executive Compensation and Other Information” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the “Executive Compensation and Other Information” section be included in this proxy statement.
Submitted by the Compensation Committee of the Board of Directors:
Richard Huber (Chair)
Richard Clothier
RELATED-PARTY TRANSACTIONS, POLICIES, AND PROCEDURES
In addition to the director and executive compensation arrangements discussed above in the sections titled “Proposal 1 - Election of Directors” and “Executive Compensation and Other Information,” we have been a party to the following transactions since January 1, 2018, in which the amount involved exceeded or will exceed $120,000, and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of or entities affiliated with any of them, had or will have a material interest. We also describe below certain transactions and series of similar transactions since January 1, 2018, with our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of or any entities affiliated with any of the foregoing persons to which we are party.
Agreements with Our Directors and Executive Officers
For more information regarding employment agreements with certain of our executive officers, see ‘‘Executive Compensation and Other Information—Employment Agreements.’’
We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines, and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.
Relationship Agreement with TS AquaCulture
On October 29, 2019, Precigen and TS AquaCulture LLC (“TS AquaCulture”), a Virginia limited liability company that is managed by Third Security, LLC, entered into a stock purchase agreement, pursuant to which TS AquaCulture purchased from Precigen all shares of our common stock held by Precigen, and Precigen assigned to TS AquaCulture all of Precigen’s rights and obligations under a Relationship Agreement that Precigen entered into with us in December 2012 (the “Relationship Agreement”). The Relationship Agreement was entered into in connection with the acquisition in October 2012 by Precigen of 47.56% of our outstanding share capital from Linnaeus Capital Partners B.V. and Tethys, our former major stockholders.
Based on public filings made by Precigen as of February 4, 2020, Randal J. Kirk and shareholders affiliated with him beneficially own approximately 48.2% of Precigen’s voting stock. Mr. Kirk is Chairman of Precigen’s board of directors and currently serves as the Senior Managing Director and Chief Executive Officer of Third Security and owns 100% of the equity interests of Third Security. Third Security directly owns shares of Precigen common stock and is also the manager of certain entities that directly own shares of Precigen common stock and therefore may be deemed to beneficially own approximately 34.6% of Precigen’s common stock.
The Relationship Agreement sets forth certain matters relating to TS AquaCulture’s relationship with us as a major stockholder. Pursuant to the Relationship Agreement, so long as the Relationship Agreement remains in effect and TS AquaCulture and its affiliates together control 25% or more of the voting rights exercisable at meetings of our stockholders, we will (a) nominate such number of TS AquaCulture nominees as may be designated by TS AquaCulture for election to our Board of Directors at each annual meeting of our stockholders so that TS AquaCulture will have representation on our Board of Directors proportional to TS AquaCulture’s percentage shareholding, rounded up to the nearest whole person, and (b) recommend that stockholders vote to elect such TS AquaCulture nominees at the next annual meeting of stockholders occurring after the date of nomination.
In addition, so long as TS AquaCulture and its affiliates control 10% or more of the voting rights exercisable at meetings of our stockholders, for any time period for which TS AquaCulture has reasonably concluded that it is required to consolidate or include our financial statements with its own:

•
we will maintain at our principal place of business (i) a copy of our certificate of incorporation and any amendments thereto; (ii) a copy of the Relationship Agreement; (iii) copies of our federal, state, and local income tax returns and reports; and (iv) minutes of our Board of Director and stockholder meetings and actions by written consent in lieu thereof, redacted as necessary to exclude sensitive or confidential information;

•	we will keep our books and records consistent with U.S. GAAP;

•
TS AquaCulture may examine any information that it may reasonably request; make copies of and abstracts from our financial and operating records and books of account; and discuss our affairs, finances, and accounts with us and our independent auditors;

•
as soon as available, but no later than ninety days after the end of each fiscal year, we will furnish to TS AquaCulture an audited balance sheet, income statement, and statements of cash flows and stockholders’ equity as of and for the fiscal year then ended, together with a report of our independent auditor that such financial statements have been prepared in accordance with U.S. GAAP and present fairly, in all material respects, our financial position, results of operation, and cash flows;

•
as soon as available, but no later than forty-five days after the end of each calendar quarter, we will furnish to TS AquaCulture an unaudited balance sheet, income statement, and statements of cash flows and stockholders’ equity for such period, in each case prepared in accordance with U.S. GAAP; and

•
as requested by TS AquaCulture, but no more than quarterly, we will provide to TS AquaCulture (i) a certificate of our Chief Executive Officer or Chief Financial Officer certifying as to the accuracy of our books and records and the adequacy of our internal control over financial reporting and disclosure controls and procedures and (ii) any information requested by TS AquaCulture for purposes of its compliance with applicable law.

The Relationship Agreement and related documents also provide for certain confidentiality obligations between the two parties. The Relationship Agreement will continue in full force and effect until TS AquaCulture and its affiliates cease to control 10% or more of the voting rights exercisable at meetings of our stockholders.
TS Biotechnology Participation in Public Offering
On February 13, 2020, we completed a public offering of 9,000,000 shares of our common stock for net proceeds of approximately $10.6 million. TS Biotechnology Biotechnology Holdings, LLC, which, like TS AquaCulture, is managed by Third Security and is controlled by Randal J. Kirk, our largest stockholder, participated in this offering, purchasing 5,175,000 shares of our common stock for a total of approximately $7.8 million in gross proceeds.
Policies and Procedures for Review of Related Person Transactions
Our Board of Directors has adopted a written policy with respect to related person transactions. This policy governs the review, approval, and ratification of covered related person transactions. The Audit Committee of the Board of Directors manages this policy.
For purposes of this policy, a “related person transaction” is a transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which we (or any of our subsidiaries) were, are, or will be a participant, and in which any related person had, has, or will have a direct or indirect interest. For purposes of determining whether a transaction is a related person transaction, the Audit Committee relies upon Item 404 of Regulation S-K promulgated under the Exchange Act.
A “related person” is defined as:

•	any person who is, or at any time since the beginning of our last fiscal year was, one of our directors or executive officers or a nominee to become one of our directors;

•	any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee, or more-than-five-percent beneficial owner and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee, or more-than-five-percent beneficial owner; and

•
any firm, corporation, or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The policy generally provides that we may enter into a related person transaction only if:

•	the Audit Committee pre-approves such transaction in accordance with the guidelines set forth in the policy;

•
the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, and the Audit Committee (or the chairperson of the Audit Committee) approves or ratifies such transaction in accordance with the guidelines set forth in the policy;

•	the transaction is approved by the disinterested members of the Board of Directors; or

•	the transaction involves compensation approved by the Compensation Committee of the Board of Directors.
If a related person transaction is not pre-approved by the Audit Committee, and our management determines to recommend such related person transaction to the Audit Committee, such transaction must be reviewed by the Audit Committee. After review, the Audit

Committee will approve or disapprove such transaction. In addition, the Audit Committee reviews the policy at least annually and recommends amendments to the policy to the Board of Directors from time to time.
The policy provides that all related person transactions will be disclosed to the Audit Committee and all material related person transactions will be disclosed to the Board of Directors. Additionally, all related person transactions requiring public disclosure will be properly disclosed in our public filings.
The Audit Committee will review all relevant information available to it about the related person transaction. The policy provides that the Audit Committee may approve or ratify the related person transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. The policy provides that the Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related person in connection with approval of the related person transaction.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to our audited consolidated financial statements for the year ended December 31, 2019, included in our Annual Report on Form 10‑K for that period.
Composition and Charter.  The Audit Committee of our Board of Directors currently consists of three independent directors, as that term is defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules: Ms. St.Clare, who serves as Chair of the Audit Committee, and Messrs. Huber and Turk. The Audit Committee operates under a written charter adopted by our Board of Directors and is available on our corporate website (www.aquabounty.com) under “Investor Relations.” The Board of Directors and the Audit Committee review and assess the adequacy of the charter of the Audit Committee on an annual basis.
Responsibilities.  The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information that will be provided to our stockholders and others; reviewing our systems of internal control over financial reporting, disclosure controls and procedures, and our financial reporting process that management has established and the Board oversees; and endeavoring to maintain free and open lines of communication among the Audit Committee, our independent registered public accounting firm, and management. The Audit Committee is also responsible for the review of all critical accounting policies and practices to be used by us; the review and approval or disapproval of all proposed transactions or courses of dealings that are required to be disclosed by Item 404 of Regulation S-K that are not otherwise approved by a comparable committee or the entire Board of Directors; and establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. The Audit Committee also has the authority to secure independent expert advice to the extent the Audit Committee determines it to be appropriate, including retaining independent counsel, accountants, consultants, or others, to assist the Audit Committee in fulfilling its duties and responsibilities.
It is not the duty of the Audit Committee to plan or conduct audits or to prepare our consolidated financial statements. Management is responsible for preparing our consolidated financial statements and has the primary responsibility for assuring their accuracy and completeness, and the independent registered public accounting firm is responsible for auditing those consolidated financial statements and expressing its opinion as to their presenting fairly in accordance with GAAP our financial condition, results of operations, and cash flows. However, the Audit Committee does consult with management and our independent registered public accounting firm prior to the presentation of consolidated financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs. In addition, the Audit Committee is responsible for the oversight of the independent registered public accounting firm; considering and approving the appointment of and approving all engagements of, and fee arrangements with, our independent registered public accounting firm; and the evaluation of the independence of our independent registered public accounting firm.
In the absence of their possession of information that would give them a reason to believe that such reliance is unwarranted, the members of the Audit Committee rely without independent verification on the information provided to them, and on the representations made, by our management and our independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control over financial reporting and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of our consolidated financial statements are conducted in accordance with auditing standards generally accepted in the United States, or that our consolidated financial statements are presented in accordance with GAAP.
Review with Management and Independent Registered Public Accounting Firm.  The Audit Committee has reviewed and discussed the quality, not just the acceptability, of our accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements with our management and our independent registered public accounting firm, Wolf. In addition, the Audit Committee has consulted with management and Wolf prior to the presentation of our consolidated financial statements to stockholders. The Audit Committee has discussed with Wolf the matters required to be discussed by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from Wolf required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Wolf its independence from us, including whether its provision of non-audit services has compromised such independence.
Conclusion and Appointment of Independent Registered Public Accounting Firm.  Based on the reviews and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10‑K for the year ended December 31, 2019, for filing with the SEC.
Submitted by the Audit Committee of the Board of Directors:
Christine St.Clare (Chair)
Richard Huber
James Turk

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933 or the Exchange Act that might incorporate this proxy statement or future filings made by us under those statutes, the Audit Committee report and reference to the independence of the Audit Committee members are not deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

ANNUAL REPORT; AVAILABLE INFORMATION
A copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, filed with the SEC on March 10, 2020, is available over the internet on our corporate website (www.aquabounty.com). The Annual Report on Form 10‑K is not incorporated into this proxy statement and is not considered proxy solicitation material.
Stockholders may request a paper or email copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019, free of charge, by following the instructions in the proxy materials. All reports and documents we file with the SEC are also available, free of charge, on our corporate website (www.aquabounty.com) under “Investor Relations.”

BY ORDER OF THE BOARD OF DIRECTORS OF AQUABOUNTY TECHNOLOGIES, INC.

Sylvia Wulf President, Chief Executive Officer and Director
Maynard, Massachusetts
March 19, 2020

AquaBounty TECHNOLOGIES

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## 2020 Annual Meeting Proxy Card

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### A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

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| 01 - Richard J. Clothier | ☐ | ☐ | 02 - Alana D. Czypinski | ☐ | ☐ | 03 - Theodore J. Fisher | ☐ | ☐ |
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# 2020 Annual Meeting Admission Ticket

**2020 Annual Meeting of AquaBounty Technologies, Inc. Stockholders**

**April 28, 2020, 8:30 a.m. Eastern Time**
**Virtually via the internet at:**
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## AquaBounty Technologies, Inc.

## Notice of 2020 Annual Meeting of Stockholders

### Proxy Solicited by Board of Directors for the 2020 Annual Meeting — April 28, 2020

David A. Frank and Angela M. Olsen, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders of AquaBounty Technologies, Inc., which will be held on April 28, 2020, at 8:30 a.m. Eastern Time virtually via the internet at www.meetingcenter.io/284357426, or at any postponement or adjournment thereof. To access the virtual meeting, you must have the information that is printed on the shaded bar located on the reverse side of this form. The password for this meeting is AQB2020.

**Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2-3.**

**In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.**

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